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Exhibit 23.3

CONSENT OF FELDMAN FINANCIAL ADVISORS, INC.

May 14, 2003

Board of Directors
Trans World Corporation
545 Fifth Avenue, Suite 940
New York, New York 10017

Dear Sirs:

We hereby consent to the inclusion in the Proxy Statement and in the Registration Statement on Form S-4, relating to the proposed offer by Trans World Corporation to exchange shares of its common stock or its Seven-year Variable Rate Promissory Notes Due in 2010, and to certain holders its Three-year 8% Promissory Notes Due in 2006, for all outstanding 12% Senior Secured Notes Due March 17, 2005, of our opinion letter appearing as Annex A to the Prospectus which is a part of the Registration Statement, and to the references thereto under the captions "Background—Fairness Opinion" in the Proxy Statement and "Background of, and Reasons for, The Note Exchange Offer" and "Fairness Opinion" in the prospectus which is part of the Form S-4 and will be an appendix to the Proxy Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations adopted by the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Feldman Financial Advisors, Inc.
FELDMAN FINANCIAL ADVISORS, INC.

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CONSENT OF FELDMAN FINANCIAL ADVISORS, INC.